                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. )*

                             Ness Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64104X108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /    Rule 13d-1(b)

            /  /    Rule 13d-1(c)

            / x/    Rule 13d-1(d)

-------------------

            * The  remainder  of this  cover  page  shall  be  filled  out for a reporting  person's  initial filing on this form with respect to the subject  class  of  securities,  and  for any  subsequent  amendment containing information which would alter the disclosures provided in a prior cover page.

                        The information  required in the remainder of this cover
            page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities  Exchange Act of 1934 or otherwise  subject to the liabilities  of that  section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                    ---------------------
CUSIP No. 64104X108                   13G                      Page 2 of 9 Pages
-----------------------                                    ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                          Nesstech LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                    New York
--------------------------------------------------------------------------------
 NUMBER OF     5          SOLE VOTING POWER
  SHARES
BENEFICIALLY                   5,357,586 shares
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
               6          SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
               7          SOLE DISPOSITIVE POWER

                               5,357,586 shares
               -----------------------------------------------------------------
               8          SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,357,586 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    15.9%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                    OO
================================================================================

-----------------------                                    ---------------------
CUSIP No. 64104X108                   13G                      Page 3 of 9 Pages
-----------------------                                    ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Morris Wolfson
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OR ORGANIZATION

                    Unied States
--------------------------------------------------------------------------------
 NUMBER OF     5          SOLE VOTING POWER
  SHARES
BENEFICIALLY                   5,357,586 shares (1)
 OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
               6          SHARED VOTING POWER

                               23,976 shares (2)
               -----------------------------------------------------------------
               7          SOLE DISPOSITIVE POWER

                               5,357,586 shares (1)
               -----------------------------------------------------------------
               8          SHARED DISPOSITIVE POWER

                               23,976 shares (2)
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,381,562 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES                                                / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    16.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                    IN
================================================================================

(1)  Consists of 5,357,586  shares of Common  Stock held by Nesstech  LLC, a New
York limited  liability  company of which Mr.  Wolfson is the sole manager.  Mr.
Wolfson disclaims beneficial ownership of the shares held by Nesstech LLC except to the extent of his equity interest therein.

-----------------------                                    ---------------------
CUSIP No. 64104X108                   13G                      Page 4 of 9 Pages
-----------------------                                    ---------------------

(2)  Consists  of (i)  11,988  shares of Common  Stock  held by the Chana  Sasha
Foundation,  of which Mr.  Wolfson is president and (ii) 11,988 shares of Common
Stock held by Morris Wolfson  Family LP, a family  limited  partnership of which
Arielle  Wolfson,  Mr.  Wolfson's  wife,  is the general  partner.  Mr.  Wolfson disclaims  beneficial  ownership  of these  shares  except to the  extent of his equity interest therein.

-----------------------                                    ---------------------
CUSIP No. 64104X108                   13G                      Page 5 of 9 Pages
-----------------------                                    ---------------------

            Item 1.

            (a)   Name of Issuer:     Ness Technologies, Inc.
            (b)   Address of Issuer's Principal Executive Offices:
                                      Ness Tower, Atidim High-Tech
                                      Industrial Park, Building 4
                                      Tel Aviv 61580, Israel

            Item 2.

1.         (a)    Name of Person Filing: Nesstech LLC
           (b)    Address of Principal Business Office, or if none, Residence:
                                      One State Street Plaza, New York, NY 10004

           (c)    Citizenship: New York
           (d)    Title of Class of Securities: Common Stock,
                                                $0.01 par value per share
           (e)    CUSIP Number: 64104X108

2.         (a)    Name of Person Filing: Morris Wolfson
           (b)    Address of Principal Business Office, or if none,  Residence:
                                      One State Street Plaza, New York, NY 10004
           (c)    Citizenship: United States
           (d)    Title of Class of Securities: Common Stock,
                                                $0.01 par value per share
           (e)    CUSIP Number: 64104X108

           Item 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or
                   13d-2(b) or (c), check whether the person filing is a:

                   /x/   Not Applicable

           (a)     / /   Broker or dealer  registered  under  Section  15 of the
                         Exchange Act.

           (b)     / /   Bank as defined in section 3(a)(6) of the Exchange Act.

           (c)     / /   Insurance company as defined in section 3(a)(19) of the
                         Exchange Act.

           (d)     / /   Investment  company  registered  under section 8 of the
                         Investment Company Act.

           (e)    / /    An   investment   adviser  in   accordance   with  Rule
                         13d-1(b)(1)(ii)(E);

           (f)    / /    An  employee   benefit  plan  or   endowment   fund  in
                         accordance with Rule 13d-1(b)(1)(ii)(F).

           (g)    / /    A  parent   holding   company  or  control   person  in
                         accordance with Rule 13d-1(b)(1)(ii)(G).

-----------------------                                    ---------------------
CUSIP No. 64104X108                   13G                      Page 6 of 9 Pages
-----------------------                                    ---------------------

           (h)    / /    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

           (i)    / /    A church plan that is excluded  from the  definition of
                         an investment  company  under  Section  3(c)(14) of the
                         Investment Company Act.

           (j)   / /     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Item 4.  Ownership - The  percentages of beneficial  ownership  shown below are based on 33,601,806  shares of Common Stock  outstanding as of January 24, 2005 as reported in the  Issuer's  Amendment  No. 1 to the Registration Statement on Form S-4 (File No. 333-120389) filed on
           January 27, 2005.

1.         Nesstech LLC
           (a)   Amount  Beneficially Owned:  5,357,586  shares.
           (b)   Percent of Class: 15.9%.
           (c)   Number of shares as to which such person has:
                 (i)    sole power to vote or direct the vote: 5,357,586 shares.
                 (ii)   shared power to vote or direct the vote: 0 shares.
                 (iii)  sole  power to dispose  or direct  the  disposition  of:
                        5,357,586 shares.
                 (iv)   shared power to dispose or direct the  disposition of: 0
                        shares.

2.         Morris Wolfson
           (a)   Amount  Beneficially  Owned:  5,381,562  shares.
           (b)   Percent of Class: 16.0%.
           (c)   Number of shares as to which such person has:
                 (i)    sole power to vote or direct the vote: 5,357,586 shares.
                 (ii)   shared power to vote or direct the vote: 23,976 shares.
                 (iii)  sole  power to dispose  or direct  the  disposition  of:
                        5,357,586 shares.
                 (iv)   shared  power to dispose or direct the  disposition  of:
                        23,976 shares.

          Item 5.  Ownership of Five Percent or Less of a Class.

                        If this statement is being filed to report the fact that
                  as of the date  hereof the  reporting  person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

           Item 6. Ownership  of More than  Five  Percent  on Behalf of  Another
                   Person.

                   Not Applicable.

           Item 7. Identification  and  Classification  of the Subsidiary  Which
                   Acquired the Security Being Reported on by the Parent Holding
                   Company.

                   Not Applicable.

-----------------------                                    ---------------------
CUSIP No. 64104X108                   13G                      Page 7 of 9 Pages
-----------------------                                    ---------------------

           Item 8. Identification and Classification of Members of the Group.

                   Not Applicable.

           Item 9. Notice of Dissolution of Group.

                   Not Applicable.

          Item 10. Certification.

                   Not Applicable.

           [The remainder of this page was intentionally left blank.]

-----------------------                                    ---------------------
CUSIP No. 64104X108                   13G                      Page 8 of 9 Pages
-----------------------                                    ---------------------

                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2005

                                            NESSTECH LLC

                                            By: /s/ Morris Wolfson
                                                -------------------------
                                                Name: Morris Wolfson
                                                Title: Manager

                                            /s/ Morris Wolfson
                                            -----------------------------
                                                Morris Wolfson

-----------------------                                    ---------------------
CUSIP No. 64104X108                   13G                      Page 9 of 9 Pages
-----------------------                                    ---------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13G, dated  February  11,  2005 with  respect to the  shares of Common  Stock of Ness
Technologies,  Inc. and any further  amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance  with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: February 11, 2005

                                            NESSTECH LLC

                                            By: /s/ Morris Wolfson
                                                -------------------------
                                                Name: Morris Wolfson
                                                Title: Manager

                                            /s/ Morris Wolfson
                                            -----------------------------
                                                Morris Wolfson